Exhibit 99.1

Investor Contact:	Media Contacts:

Christina Cheng	Kevin Wiggins
ir@bauschhealth.com	corporate.communications@bauschhealth.com
(514) 856-3855	(848) 541-3785
(877) 281-6642 (toll free)

Bausch Health Announces the Unrestricting of Bausch + Lomb Under Bausch Health Debt Documents

LAVAL, Quebec, Nov. 29, 2022 – Bausch Health Companies Inc. (NYSE/TSX: BHC) (“Bausch Health” or the “Company”) has designated 1261229 B.C. Ltd., the entity that directly or indirectly holds 88.7% of the issued and outstanding shares of Bausch + Lomb Corporation (“Bausch + Lomb”), as an unrestricted subsidiary of the Company in accordance with the terms of the Company’s debt documents. In connection therewith, all of the subsidiaries of 1261229 B.C. Ltd., including Bausch + Lomb and its subsidiaries, are also now unrestricted subsidiaries of the Company and, as a result, are no longer subject to the covenants under the Bausch Health debt documents.

The Company continues to evaluate potential options to maximize stakeholder value, which include its ongoing focus on its balance sheet and liquidity.

About Bausch Health

Bausch Health Companies Inc. (NYSE/TSX: BHC) is a global diversified pharmaceutical company whose mission is to improve people’s lives with our health care products. We develop, manufacture and market a range of products primarily in gastroenterology, hepatology, neurology, dermatology, international pharmaceuticals and eye health, through our controlling interest in Bausch + Lomb. With our leading durable brands, we are delivering on our commitments as we build an innovative company dedicated to advancing global health. For more information, visit www.bauschhealth.com and connect with us on Twitter and LinkedIn.

Forward-Looking Statements

This news release may contain forward-looking statements about the future performance of Bausch Health including the proposed plan to fully separate its eye health business, including the timing thereof, which may generally be identified by the use of the words “anticipates,” “hopes,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “subject to” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Actual results are subject to other risks and uncertainties that relate more broadly to Bausch Health’s overall business, including those more fully described in Bausch Health’s most recent annual report on Form 10-K and detailed from time to time in Bausch Health’s other filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference.

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